CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the use in this Annual Report (Form 10-KSB) of DENMANS.com Inc. (formerly IDS Internet Distribution Systems Inc.) of our report dated April 28, 2000 with respect to the Company's consolidated financial statements for the year ended February 29, 2000.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-94699 and Form S-8 No. 333-33430) pertaining to the 1999 and 2000 Non-Qualified Stock Option Plans of DENMANS.com Inc., and in the related prospectuses, of our report dated April 28, 2000 with respect to the Company's consolidated financial statements for the year ended February 29, 2000.



                             /S/ Ernst & Young LLP
                           -------------------------------------
Vancouver, Canada          Ernst & Young LLP
May 26, 2000               Chartered Accountants